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        July 21, 2023

       David Van Steenis
       Chief Financial Officer
       ExchangeRight Income Fund
       9215 Northpark Drive
       Johnston, IA 50131

                                                        Re: ExchangeRight
Income Fund
                                                            Form 10-12G
                                                            Filed April 27,
2023
                                                            File No. 000-56543

       Dear David Van Steenis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




        Sincerely,


        Division of Corporation Finance

        Office of Real Estate & Construction
       cc:                                              David P. Hooper, Esq.